UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2008

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CHINA LOGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-31497	65-1001686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7300 Alondra Boulevard, Suite 108, Paramount, California 90723

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (562) 408-3888

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2008, V. Jeffrey Harrell, a member of the Board of Directors and President of China Logistics Group, Inc. (the “Company”) resigned from the Board of Directors and as President of the Company. Mr. Harrell’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On July 22, 2008, Wei Chen, the sole member of our Board of Directors appointed Mr. Hui Liu as a director of the Company. Mr. Liu, who is an employee of the Company, will not receive any compensation for his services as a director and will not e assigned to any board committees at this time.

Mr. Liu, age 46, has been the General Manager and Chief Executive Officer of our majority owned subsidiary, Shandong Jiajia International Forwarding Company, Ltd. since 1999 when Mr. Liu co-founded this company. From 1997 to 1999, Mr. Liu was the storage and delivery department manager at Shandong Jiajia Import and Export Corp., Ltd. and from 1989 to 1997 he managed customs declaration, inspection declaration, shipping arrangement, and bulk cargo logistics at Cosco International Freight Co., Ltd. From 1986 to 1989 Mr. Liu was employed as a sailor with Qingdao Ocean Shipping Co., Ltd. Mr. Liu obtained an Associate Degree in Vessel Driving from Qingdao Ocean Shipping Mariner College in 1986.

In addition, Mr. Chen, as sole member of the Board of Directors of the Company, appointed himself as the president, secretary and treasurer of the Company as of July 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2008

CHINA LOGISTICS GROUP, INC.

By:	/s/ Wei Chen

Wei Chen,

Chief Executive Officer